For Release: March 8, 2005	9:00am EST

AMERICAN WATER STAR ADDS ANOTHER NORTHERN CALIFORNIA BEVERAGE DISTRIBUTOR

Las Vegas - (BUSINESS WIRE) - March 8, 2005 - American Water Star, Inc., (AMEX: AMW - News) a publicly traded company located in Las Vegas, Nevada is proud to announce they have expanded their network of distributors by adding Monterey Beverage Company. The Monterey Beverage Company placed their initial orders for AMW's Hawaiian Tropic beverage, Geyser Sport beverage and Geyser H20 purified drinking water to be delivered during the first week of April 2005.

Monterey Beverage Company is located in Salinas, California. The company has a 12,000 sq ft warehouse out of which they service the Monterey, Santa Cruz & San Benito counties. Monterey Beverage Company has a product portfolio consisting of both beer and non alcoholic products such as Nantucket Nectars, Crystal Geyser, Jones Soda, Pabst Beer, Asahi Beer, Spaten Beer and many other beer and non alcoholic brands.

About: American Water Star, Inc.:

American Water Star Inc. ("AMW") is a publicly traded company, and is engaged in the beverage bottling industry. Its product brands are licensed and developed in-house, and bottled in strategic locations throughout the United States. AMW's beverage products are sold by the truckload, principally to distributors, who sell to retail stores, corner grocery stores, convenience stores, schools and other outlets.

At AMW, we believe our great-tasting, new zero sugar; zero calorie flavored water beverages have positioned us to capture a large share of the market for healthy flavored waters. Our product line consists of four branded beverages: Geyser Sport; Geyser Fruit; Geyser Fruta; and Hawaiian Tropic. Geyser Sport is a sugar-free, calorie-free, carb-free fruit flavored beverages fortified with vitamins and calcium, offered in eight different fruit flavors. Geyser Fruit is a non-carbonated water with a low sugar content, also offered in eight different flavors. Geyser Fruta is targeted to the Hispanic market and includes authentic Latin flavored beverages. Our Hawaiian Tropic products feature sugar-free, no carbohydrate, caffeine-free, sodium-free tropical drinks offered in four flavors.

Forward-Looking Statements:

This press release may contain statements that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "establish," "project" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from AMW's historical experience and its present expectations or projections. These risks include, but are not limited to, any benefits of the Monterey Beverage Company arrangement; Monterey Beverage Company's reputation and abilities; actual distribution of AMW's products in the Monterey, Santa Cruz and San Benito counties of Northern California; the success of AMW's Hawaiian Tropic brand, Geyser Sport brand and Geyser H20 brand in the Northern California market; AMW's ability to penetrate developing and emerging markets; litigation uncertainties; and other risks discussed in AMW's filings with the SEC, including its Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K, which reports are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. AMW undertakes no obligation to publicly update or revise any forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

American Water Star Inc.	Redwood Consultants, LLC.
Donald Hejmanowski, 702-740-7036	Jens Dalsgaard, 415-884-0348